Exhibit 99.1

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	Vince Hannity
630 438 8584	208 384 6390

For Immediate Release: March 14, 2005

OFFICEMAX ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2004 FINANCIAL RESULTS

ITASCA, Ill., March 14, 2005 – OfficeMax® Incorporated (NYSE: OMX) today reported fourth-quarter 2004 net income of $.7 million, or a loss of $.02 per diluted share.  Before the net impact of the sale of its paper, forest products, and timberland assets, and related financings, OfficeMax reported for the fourth quarter of 2004 a net loss of $24.2 million, or $.30 per diluted share.  By comparison, in the fourth quarter of 2003, OfficeMax reported net income of $6.9 million, or $.05 per diluted share and, before special items, net income of $15.9 million, or $.18 per share. For full-year 2004, OfficeMax reported net income of $173.1 million, or $1.77 per diluted share.  Before special items and the net impact of the paper, forest products, and timberland asset sale, and related financings, OfficeMax reported 2004 net income of $83.2 million, or $.79 per diluted share.  By comparison, in 2003, OfficeMax reported net income of $8.3 million or a net loss of $.08 per diluted share and, before special items, net income of $29.3 million, or $.27 per diluted share.

Financial Highlights

($ in millions, except per-share amounts)

	4Q	4Q	3Q	Full-Year
	2004	2003	2004	2004	2003

Sales	$2,688.5	$2,352.3	$3,650.9	$13,270.2	$8,245.1
Net income	$0.7	$6.9	$62.2	$173.1	$8.3
Net income (loss) per diluted share	$(0.02)	$0.05	$0.64	$1.77	$(0.08)
Before special items and net impact of asset sale
Net income (loss)	$(24.2)	$15.9	$62.2	$83.2	$29.3
Net income (loss) per diluted share	$(0.30)	$0.18	$0.64	$0.79	$0.27

Sales in the fourth quarter of 2004 were $2.7 billion, an increase of 14% from the fourth quarter of 2003.  Sales for full-year 2004 were $13.3 billion, an increase of 61% from 2003.  The sales increase in the fourth quarter was mostly due to the acquisition of OfficeMax, Inc. in December 2003 as well as strong same-location growth for our OfficeMax Contract segment.  The sales increase for the full-year 2004 was mostly due to the acquisition of OfficeMax, Inc. as well as strong sales in our OfficeMax Contract and Boise Building Solutions segments.

Asset Sale

On October 29, 2004, we completed the sale of our paper, forest products, and timberland assets for approximately $3.7 billion and recorded a $280.6 million pre-tax gain.  Related costs offsetting the gain included a loss from the write-down of discontinued operations ($67.8 million), timber notes securitization expense ($19.0 million), debt retirement expense ($137.1 million), and other expense ($15.9 million).  A reconciliation of the net impact of this asset sale and related financings on fourth quarter 2004 is presented below and included in the notes to our consolidated financial statements.

Impact of Paper, Forest Products,

and Timberland Asset Sale

($ in millions)

Gain on sale of assets	$280.6
Write-down of discontinued operations	(67.8)
Timber notes securitization expense	(19.0)
Debt retirement expense	(137.1)
Other	(15.9)
Pre-tax impact from asset sale	$40.8
After-tax impact from asset sale	$24.9

Report of Operations

Combined OfficeMax Contract and Retail Segments

($ in millions)

	4Q	4Q	3Q	Full-Year
	2004	2003	2004	2004	2003

Sales	$2,271.5	$1,247.8	$2,234.7	$8,852.1	$4,025.1
Operating income	$2.9	$40.0	$58.2	$129.7	$115.5
Operating income before special item	$2.9	$40.0	$58.2	$129.7	$124.7

Sales for the Contract and Retail segments totaled $2.3 billion in the fourth quarter of 2004, an increase of 82% from the fourth quarter of 2003 and an increase of 2% from the third quarter of 2004.  Full-year 2004 sales of $8.9 billion more than doubled the year-earlier level.  The sales increases for both the fourth quarter and full-year of 2004 were primarily driven by the acquisition of the retail business, OfficeMax, Inc., in December 2003 as well as strong same-location sales growth in our Contract segment.

For the fourth quarter of 2004, the combined OfficeMax Contract and Retail segments reported operating income of $2.9 million, compared to $40.0 million in the fourth quarter of 2003 and $58.2 million, after a restatement, in third quarter 2004.  For full-year 2004, combined Contract and Retail segments reported operating income of $129.7 million, compared to $124.7 million in 2003 before a special item.

OfficeMax Contract Segment

($ in millions)

	4Q	4Q	3Q	Full-Year
	2004	2003	2004	2004	2003

Sales	$1,116.3	$964.7	$1,096.2	$4,370.7	$3,741.9
Operating income	$19.8	$33.9	$31.4	$107.0	$109.4
Operating income before special item	$19.8	$33.9	$31.4	$107.0	$118.6

Sales for OfficeMax Contract were $1.1 billion in the fourth quarter of 2004, an increase of 16% from the fourth quarter of 2003 and an increase of 2% from the third quarter of 2004.  Year-over-year same-location sales in the fourth quarter increased 9%.  Sales for the full-year of 2004 were $4.4 billion, an increase of 17% from 2003.

OfficeMax Contract reported operating income of $19.8 million for the fourth quarter of 2004, compared with $33.9 million in the fourth quarter of 2003 and $31.4 million in the third quarter of 2004.  For full-year 2004, OfficeMax Contract reported operating income of $107.0 million, compared with $118.6 million in 2003 before a special item.

Operating margin for the Contract segment was 1.8% in the fourth quarter of 2004, down from 3.5% in the fourth quarter of 2003, and 2.9% in third-quarter 2004.  Operating margin for the full-year 2004 was 2.4%, compared with 3.2% in 2003 before a special item.

The OfficeMax Contract segment reported operating income declined in the fourth quarter and for the full-year 2004 compared to the same periods in the prior year despite strong sales growth.  The relatively weak profitability was due primarily to losses in the former OfficeMax Direct business acquired with the operations of OfficeMax, Inc. in December 2003.  The former OfficeMax Direct business included field salespeople, catalogs and a public Internet site, which were added to our Reliable catalog business.  OfficeMax Contract profitability was also negatively impacted by the phasing in of new account growth, lags in passing through rising paper costs and weaker-than-expected Canadian operations.

OfficeMax Retail Segment

($ in millions)

	4Q	4Q	3Q	Full-Year
	2004	2003	2004	2004	2003

Sales	$1,155.2	$283.2	$1,138.5	$4,481.3	$283.2
Operating income (loss)	$(16.9)	$6.1	$26.8	$22.7	$6.1

Sales for OfficeMax Retail were $1.2 billion in the fourth quarter of 2004, compared with sales of $283.2 million for the 17 days in December 2003 that we owned OfficeMax, Inc.  Year-over-year same-location sales in the fourth quarter increased .4%.  Fourth quarter OfficeMax Retail sales were up $16.7 million from the third quarter of 2004.  Full-year 2004 sales were $4.5 billion.

For the fourth quarter of 2004, OfficeMax Retail reported an operating loss of $16.9 million, compared with operating income of $6.1 million in the fourth quarter of 2003 and $26.8 million, after a restatement, in the third quarter of 2004.  For full-year 2004, OfficeMax Retail reported operating income of $22.6 million, compared with $6.1 million in 2003.

The fourth quarter 2004 operating margin for the Retail segment was (1.5%), compared with 2.2% in the fourth quarter of 2003 and 2.4% in the third quarter of 2004, after a restatement.  For the full year 2004, operating margin was 0.5%, compared with 2.2% in 2003.

OfficeMax Retail’s low level of profitability in 2004 was due to weaker-than-expected sales, especially during the important back-to-school and holiday periods, which led to reduced margin dollars, lower vendor income, and a higher expense ratio as a percentage of sales.  OfficeMax Retail’s profitability was also negatively impacted by greater promotional sales at low or no profitability.

Other Segments

Boise Building Solutions and Boise Paper Solutions operated until the businesses they represent were sold in October 2004.  Boise Building Solutions reported operating income of $6.3 million for the fourth quarter of 2004 and $319.2 million for the full year 2004.  Boise Paper Solutions recorded an operating loss of $8.8 million in the fourth quarter of 2004 and operating income of $38.8 million for the full year 2004.

Share Repurchases

OfficeMax intends to proceed with its previously announced share repurchases of between $775 and $815 million of common shares.  The company intends to announce the form and timing of the repurchase at the end of March 2005.

Webcast and Conference Call

OfficeMax will host a webcast and conference call to discuss the results on Monday, March 14, 2005, at 11:00 a.m. (ET).  An audio webcast of the conference call, and accompanying slides, can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com  and selecting the March 14, 2005 conference call link.  To join the conference call, dial (800) 374-0165 — international callers should dial (706) 634-0995 — 10 minutes before the beginning of the call.  Slides will be posted to the Investors site 30 minutes prior to the start of the conference.  An archive of the webcast and accompanying slides will be available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views of future plans and events, These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected.  Our industry is highly competitive, and our business results are subject to risks and uncertainties both within and outside our control.  Some of the factors that could cause our actual results to differ from the expectations expressed in this release include:  general economic conditions, particularly levels of unemployment; the actions of our competitors, some of whom have greater financial resources than do we; the outcome of several lawsuits that have been filed or threatened by shareholders in response to our recent investigation of vendor income accounting; and our ability to attract and retain key personnel, including a chief executive officer and chief financial officer.  Our financial results are subject to significant variations because of these and other factors.  As a result, our stock price is also subject to significant fluctuations.  For further information about the factors that may cause actual results to differ from the expectations in this release, please review the filings we make with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date of this release, and you should not rely on them as representing our performance expectations on any subsequent date.  We undertake no obligation to update the forward-looking statements in this release in light of new information.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 41,000 associates through direct sales, catalogs, Internet and 935 superstores.  More information can be found at www.officemax.com.

# # #

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Three Months Ended
	December 31		September 30,
	2004	2003	2004

Sales	$2,688,459	$2,352,272	$3,650,929

Costs and expenses
Materials, labor and other operating expenses	2,103,318	1,855,611	2,828,455
Depreciation, amortization and cost of company timber harvested	59,425	80,870	100,255
Selling and distribution expenses	467,648	293,768	496,213
General and administrative expenses	80,287	49,540	77,745
Other (income) expense, net	8,029	21,665	(1,161)
	2,718,707	2,301,454	3,501,507

Gain on sale of forest products assets	280,558	—	—
Equity in net income of affiliates	—	4,369	—

Income from operations	250,310	55,187	149,422

Debt retirement expense	(137,137)	—	—
Interest expense	(30,910)	(37,634)	(39,945)
Interest income	12,704	533	455
Timber notes securitization	(19,000)	—	—
Other, net	728	(119)	1,072
	(173,615)	(37,220)	(38,418)

Income from continuing operations before income taxes and minority interest	76,695	17,967	111,004
Income tax provision	(28,499)	(5,927)	(43,556)

Income from continuing operations before minority interest	48,196	12,040	67,448
Minority interest, net of income tax	(633)	—	(1,145)

Income from continuing operations	47,563	12,040	66,303

Discontinued operations
Operating loss	(8,862)	(8,462)	(6,764)
Write-down of assets	(67,841)	—	—
Income tax benefit	29,835	3,290	2,630

Loss from discontinued operations	(46,868)	(5,172)	(4,134)

Net income	695	6,868	62,169
Preferred dividends	(2,141)	(3,317)	(3,242)

Net income (loss) applicable to common shareholders	$(1,446)	$3,551	$58,927

Basic income (loss) per common share
Continuing operations	$0.51	$0.13	$0.73
Discontinued operations	(0.53)	(0.08)	(0.05)
Basic	$(0.02)	$0.05	$0.68

Diluted income (loss) per common share
Continuing operations	$0.51	$0.13	$0.69
Discontinued operations	(0.53)	(0.08)	(0.05)
Diluted	$(0.02)	$0.05	$0.64

SEGMENT INFORMATION

	Three Months Ended
	December 31		September 30,
	2004	2003	2004
	(unaudited, thousands)
Segment sales
OfficeMax, Contract	$1,116,338	$964,655	$1,096,192
OfficeMax, Retail	1,155,182	283,153	1,138,461
	2,271,520	1,247,808	2,234,653

Boise Building Solutions	299,654	776,278	1,051,240
Boise Paper Solutions	209,607	450,868	531,137
Intersegment eliminations and other	(92,322)	(122,682)	(166,101)
	$2,688,459	$2,352,272	$3,650,929

Segment income (loss)
OfficeMax, Contract	$19,788	$33,857	$31,442
OfficeMax, Retail	(16,859)	6,125	26,797
	2,929	39,982	58,239

Boise Building Solutions	6,264	46,092	101,411
Boise Paper Solutions	(8,788)	(14,408)	20,765
Corporate and Other	263,337	(16,065)	(29,466)
	263,742	55,601	150,949

Debt retirement expense	(137,137)	—	—
Interest expense	(30,910)	(37,634)	(39,945)
Timber notes securitization	(19,000)	—	—

Income from continuing operations before income taxes and minority interest	$76,695	$17,967	$111,004

Before special items

Segment income (loss)
OfficeMax, Contract	$19,788	$33,857	$31,442
OfficeMax, Retail	(16,859)	6,125	26,797
	2,929	39,982	58,239

Boise Building Solutions	6,264	60,791	101,411
Boise Paper Solutions	(8,788)	(14,408)	20,765
Corporate and Other	(1,326)	(16,065)	(29,466)
	(921)	70,300	150,949

Debt retirement expense	—	—	—
Interest expense	(30,910)	(37,634)	(39,945)
Timber notes securitization	—	—	—

Income from continuing operations before income taxes and minority interest	$(31,831)	$32,666	$111,004

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(thousands, except per-share amounts)

	Year Ended December 31
	2004	2003
Sales	$13,270,196	$8,245,098

Costs and expenses
Materials, labor and other operating expenses	10,361,090	6,624,575
Depreciation, amortization and cost of company timber harvested	354,982	307,849
Selling and distribution expenses	1,948,106	948,955
General and administrative expenses	304,658	158,786
Other (income) expense, net	(83,740)	35,786
	12,885,096	8,075,951

Gain on sale of forest products assets	280,558	—
Equity in net income of affiliates	6,311	8,822

Income from operations	671,969	177,969

Debt retirement expense	(137,137)	—
Interest expense	(151,939)	(132,545)
Interest income	14,093	1,186
Timber notes securitization	(19,000)	—
Other, net	1,456	2,630
	(292,527)	(128,729)

Income from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	379,442	49,240
Income tax provision	(142,291)	(13,860)

Income from continuing operations before minority interest and cumulative effect of accounting changes	237,151	35,380
Minority interest, net of income tax	(3,026)	—

Income from continuing operations	234,125	35,380

Discontinued operations
Operating loss	(32,095)	(29,943)
Write-down of assets	(67,841)	—
Income tax benefit	38,869	11,638

Loss from discontinued operations	(61,067)	(18,305)

Income before cumulative effect of accounting changes	173,058	17,075
Cumulative effect of accounting changes, net of income tax	—	(8,803)

Net income	173,058	8,272
Preferred dividends	(11,917)	(13,061)

Net income (loss) applicable to common shareholders	$161,141	$(4,789)

Basic income (loss) per common share
Continuing operations	$2.55	$0.37
Discontinued operations	(0.70)	(0.30)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Basic	$1.85	$(0.08)

Diluted income (loss) per common share
Continuing operations	$2.44	$0.37
Discontinued operations	(0.67)	(0.30)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Diluted	$1.77	$(0.08)

SEGMENT INFORMATION

	Year Ended December 31
	2004	2003
	(unaudited, thousands)
Segment sales
OfficeMax, Contract	$4,370,749	$3,741,913
OfficeMax, Retail	4,481,303	283,153
	8,852,052	4,025,066

Boise Building Solutions	3,257,665	2,871,860
Boise Paper Solutions	1,670,442	1,852,624
Intersegment eliminations and other	(509,963)	(504,452)
	$13,270,196	$8,245,098

Segment income (loss)
OfficeMax, Contract	$107,022	$109,373
OfficeMax, Retail	22,629	6,125
	129,651	115,498

Boise Building Solutions	319,225	125,385
Boise Paper Solutions	38,819	(13,879)
Corporate and Other	199,823	(45,219)
	687,518	181,785

Debt retirement expense	(137,137)	—
Interest expense	(151,939)	(132,545)
Timber notes securitization	(19,000)	—

Income from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	$379,442	$49,240

Before special items

Segment income (loss)
OfficeMax, Contract	$107,022	$118,596
OfficeMax, Retail	22,629	6,125
	129,651	124,721

Boise Building Solutions	272,727	140,084
Boise Paper Solutions	(21,096)	(13,678)
Corporate and Other	(64,840)	(44,529)
	316,442	206,598

Debt retirement expense	—	—
Interest expense	(151,939)	(132,545)
Timber notes securitization	—	—

Income from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	$164,503	$74,053

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     Financial Information

The Consolidated Statements of Income and Segment Information are unaudited statements, which do not include all Notes to Consolidated Financial Statements, and should be read in conjunction with the company’s 2004 Annual Report on Form 10-K.  In all periods presented, net income involved estimates and accruals.

As previously announced, along with our 2004 Annual Report on Form 10-K, the company intends to file amended Quarterly Reports on Form 10-Q for the first three quarters of 2004.  We have amended our Quarterly Reports on Form 10-Q for the first three quarters of 2004 because we determined that certain rebates and other payments from vendors in 2004 were not recorded in the appropriate accounting periods.   As a result, operating income was overstated by $7.1 million in the first quarter of 2004 and was understated by $1.1 million and $1.7 million in the second and third quarters of 2004, respectively.

(2)     Reconciliation of Net Income and Diluted Income (Loss) Per Share Before Special Items and the Cumulative Effect of Accounting Changes

We evaluate our results of operations both before and after special gains and losses.  We believe our presentation of financial measures before special items enhances our investors’ overall understanding of our recurring operational performance.  Specifically, we believe the results before special items provide useful information to both investors and management by excluding gains and losses that are not indicative of our core operating results.

In the following tables, we reconcile our financial measures before special items and the cumulative effect of accounting changes to our reported financial results for the three months ended December 31, 2004 and 2003, and the years ended December 31, 2004 and 2003 (see Notes 3-7).  There were no special items during the three months ended September 30, 2004.

	Three Months Ended
	December 31, 2004			December 31, 2003
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items
	(millions, except per-share amounts)

OfficeMax, Contract	$19.8	$—	$19.8	$33.9	$—	$33.9
OfficeMax, Retail	(16.9)	—	(16.9)	6.1	—	6.1
	2.9	—	2.9	40.0	—	40.0

Boise Building Solutions	6.3	—	6.3	46.1	14.7	60.8
Boise Paper Solutions	(8.8)	—	(8.8)	(14.4)	—	(14.4)
Corporate and Other	263.3	(264.6)	(1.3)	(16.1)	—	(16.1)
	263.7	(264.6)	(0.9)	55.6	14.7	70.3
Debt retirement expense	(137.1)	137.1	—	—	—	—
Interest expense	(30.9)	—	(30.9)	(37.6)	—	(37.6)
Timber notes securitization	(19.0)	19.0	—	—	—	—
Income from continuing operations before income taxes and minority interest	76.7	(108.5)	(31.8)	18.0	14.7	32.7
Income tax (provision) benefit	(28.5)	42.2	13.7	(5.9)	(5.7)	(11.6)
Income (loss) from continuing operations before minority interest	48.2	(66.3)	(18.1)	12.1	9.0	21.1
Minority interest, net of income tax	(0.6)	—	(0.6)	—	—	—

Income (loss) from continuing operations	47.6	(66.3)	(18.7)	12.1	9.0	21.1

Discontinued operations
Operating loss	(8.9)	—	(8.9)	(8.5)	—	(8.5)
Write-down of assets	(67.8)	67.8	—	—	—	—
Income tax (provision) benefit	29.8	(26.4)	3.4	3.3	—	3.3

Loss from discontinued operations	(46.9)	41.4	(5.5)	(5.2)	—	(5.2)

Net income (loss)	$0.7	$(24.9)	$(24.2)	$6.9	$9.0	$15.9

Diluted income (loss) per common share (c)
Continuing operations	$0.51	$(0.75)	$(0.24)	$0.13	$0.13	$0.26
Discontinued operations	(0.53)	0.47	(0.06)	(0.08)	—	(0.08)
Diluted	$(0.02)	$(0.28)	$(0.30)	$0.05	$0.13	$0.18

(a)                See Notes 3 and 5 for a discussion of these special items.

(b)               See Note 6 for a discussion of these special items.

(c)                Calculated using 88.2 million and 70.2 million average diluted shares outstanding for the three months ended December 31, 2004 and 2003 (see note 9).

	Year Ended December 31
	2004			2003
	As Reported	Special Items (a)	Before Special Items	As Reported	Special Items (b)	Before Special Items
	(millions, except per-share amounts)
OfficeMax, Contract	$107.0	$—	$107.0	$109.4	$9.2	$118.6
OfficeMax, Retail	22.7	—	22.7	6.1	—	6.1
	129.7	—	129.7	115.5	9.2	124.7

Boise Building Solutions	319.2	(46.5)	272.7	125.4	14.7	140.1
Boise Paper Solutions	38.8	(59.9)	(21.1)	(13.9)	0.2	(13.7)
Corporate and Other	199.8	(264.6)	(64.8)	(45.2)	0.7	(44.5)
	687.5	(371.0)	316.5	181.8	24.8	206.6
Debt retirement expense	(137.1)	137.1	—	—	—	—
Interest expense	(151.9)	—	(151.9)	(132.5)	—	(132.5)
Timber notes securitization	(19.0)	19.0	—	—	—	—
Income from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	379.5	(214.9)	164.6	49.3	24.8	74.1
Income tax (provision) benefit	(142.3)	83.6	(58.7)	(13.9)	(12.6)	(26.5)

Income from continuing operations before minority interest and cumulative effect of accounting changes	237.2	(131.3)	105.9	35.4	12.2	47.6
Minority interest, net of income tax	(3.0)	—	(3.0)	—	—	—
Income from continuing operations	234.2	(131.3)	102.9	35.4	12.2	47.6

Discontinued operations
Operating loss	(32.1)	—	(32.1)	(29.9)	—	(29.9)
Write-down of assets	(67.8)	67.8	—	—	—	—
Income tax benefit	38.8	(26.4)	12.4	11.6	—	11.6

Loss from discontinued operations	(61.1)	41.4	(19.7)	(18.3)	—	(18.3)

Income (loss) before cumulative effect of accounting changes	173.1	(89.9)	83.2	17.1	12.2	29.3
Cumulative effect of accounting changes, net of income tax	—	—	—	(8.8)	8.8	—
Net income	$173.1	$(89.9)	$83.2	$8.3	$21.0	$29.3

Diluted income (loss) per common share
Continuing operations	$2.44	$(1.44)	$1.00	$0.37	$0.20	$0.57
Discontinued operations	(0.67)	0.46	(0.21)	(0.30)	—	(0.30)
Cumulative effect of accounting changes, net of income tax	—		—	(0.15)	0.15	—
Diluted	$1.77	$(0.98)	$0.79	$(0.08)	$0.35	$0.27

(a)   See Notes 3 and 5 for a discussion of these special items.

(b)   See Notes 6 and 7 for a discussion of these special items.

(c)   Calculated using 91.7 million and 60.1 million average diluted shares outstanding for the years ended December 31, 2004 and 2003 (see Note 9).

(3)                     Sale of Paper, Forest Products and Timberland Assets

On October 29, 2004, we completed the sale of our paper, forest products and timberland assets for approximately $3.7 billion to affiliates of Boise Cascade, L.L.C., a new company formed by Madison Dearborn Partners LLC.  Some assets, such as a wood-polymer building materials facility that is in a start-up phase, and company-owned life insurance, are being retained by OfficeMax, as are some liabilities associated with retiree pension and benefits, litigation, environmental remediation at selected sites and facilities previously closed.  The sold assets are included in our Boise Building Solutions and Boise Paper Solutions segments.

In connection with the sale, we recorded a $280.6 million pre-tax gain in our Corporate and Other segment in our Consolidated Statement of Income.  On October 29, 2004, we invested $175 million in the securities of affiliates of Boise Cascade, L.L.C.  This investment represents continuing involvement as defined in Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  Accordingly, we do not show the historical results of the sold paper, forest products and timberland assets as discontinued operations.  We realized net cash proceeds of approximately $3.5 billion from the sale, after allowing for the $175 million reinvestment and transaction-related settlements.  The consideration for the timberlands portion of the transaction included $1.635 billion of timber installment notes and $15 million of cash.  We monetized the timber installment notes in December for proceeds of $1.47 billion, which is included in the $3.5 billion of total net transaction proceeds noted above.

In October 2004, OfficeMax and one of its subsidiaries each entered into interest rate swap contracts with J. Aron & Company, an affiliate of Goldman, Sachs & Co. to hedge the interest rate risk associated with the issuance of debt securities related to the timberland installment notes.  In December 2004, the contracts were cash-settled, and we recorded $19.0 million of expense in “Timber notes securitization” in the Statement of Income for the three and twelve months ended December 31, 2004.

During the fourth quarter of 2004, we repaid $1.8 billion of debt and expensed $137.1 million of costs related to early retirement of debt.  For more information about the sale, see our 2004 Annual Report on Form 10-K.

(4)                     Acquisition of OfficeMax, Inc.

On December 9, 2003, we acquired OfficeMax, Inc.  We acquired 100% of the voting equity interest.  The results of OfficeMax operations after December 9, 2003, are included in our OfficeMax, Contract and OfficeMax, Retail segments.  For more information about the acquisition, see our 2004 Annual Report on Form 10-K.

(5)                     2004 Special Items

First Quarter

On March 31, 2004, we sold approximately 79,000 acres of timberland located in western Louisiana for $84 million.  We recorded a $59.9 million gain in “Other income (expense)” in our Boise Paper Solutions segment.  This item increased net income $36.6 million after taxes for the year ended December 31, 2004.

Second Quarter

In May 2004, we sold our 47% interest in Voyageur Panel to Ainsworth Lumber Co. Ltd. for $91.2 million of cash.  We recorded a $46.5 million gain in “Other income (expense)” in our Boise Building Solutions segment.  This item increased net income $28.4 million after taxes for the year ended December 31, 2004.

Prior to the sale, we accounted for the joint venture under the equity method.  Accordingly, segment results do not include the joint venture’s sales but do include $4.3 million of equity in earnings during the three months ended December 31, 2003.  The years ended December 31, 2004 and 2003, include $6.3 million and $8.7 million of equity in earnings.

Third Quarter

None.

Fourth Quarter

In December 2004, our board of directors authorized management to pursue the divestiture of our facility near Elma, Washington, that manufactures integrated wood-polymer building materials.  The board of directors and management concluded that the facility no longer fits with the company’s strategic direction.  We recorded the results of the facility’s operations as discontinued operations in our Statements of Income (Loss) for the three and twelve months ended December 31, 2004.  We tested the recoverability of the long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and recorded a $67.8 million pretax charge for the write-down of impaired assets.  We also recorded $26.4 million of tax benefits associated with the write-down.  The write-down resulted from our review of estimated discounted future cash flows.

In fourth quarter 2004, we recorded $15.9 million of expense in our Corporate and Other segment for one-time benefit costs granted to employees.

See Note 3 above for a discussion of the sale of our paper, forest products and timberland assets and its impact on the three and twelve months ended December 31, 2004.

(6)                     2003 Special Items

First Quarter

In first quarter 2003, we announced the termination of approximately 550 employees and recorded a pretax charge of $10.1 million for employee-related costs in “Other (income) expense, net.”  We recorded these costs in accordance with the provisions of SFAS No. 112, Employers’ Accounting for Postemployment Benefits.  We recorded $9.2 million in the OfficeMax, Contract segment; $0.2 million in the Boise Paper Solutions segment; and $0.7 million in our Corporate and Other segment.  Employee-related costs are primarily for severance payments, most of which were paid in 2003 with the remainder paid in 2004.  This item decreased our net income $6.1 million for the year ended December 31, 2003.

Second Quarter

None.

Third Quarter

During third quarter 2003, we recorded a net $2.9 million gain, which included a one-time tax benefit related to a favorable tax ruling, net of changes in other tax items.

Fourth Quarter

In December 2003, we recorded a $14.7 million pretax charge for the write-down of impaired assets at our plywood and lumber operations in Yakima, Washington.  We also recorded $5.7 million of tax benefits associated with the write-down.  The write-down resulted from our internal review of the operations and indications of current market value.  We recorded the write-down in our Boise Building Solutions segment in “Other (income) expense, net,” and the tax benefits are included in “Income tax (provision) benefit” in the Consolidated Statements of Income for the three and 12 months ended December 31, 2003.  This special item decreased net income $9.0 million, after taxes, for the three and twelve months ended December 31, 2003.

(7)                     Cumulative Effect of Accounting Changes

Effective January 1, 2003, we adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which affects the way we account for landfill closure costs.  This statement requires us to record an asset and a liability (discounted) for the estimated closure and closed-site monitoring costs and to depreciate the asset over the landfill’s expected useful life.  Previously, we accrued for the closure costs over the life of the landfill and expensed monitoring costs as incurred.

Effective January 1, 2003, we recorded a one-time after-tax charge of $4.1 million, or 7 cents per share, as a cumulative-effect adjustment for the difference between the amounts recognized in our consolidated financial statements prior to the adoption of this statement and the amount recognized after adopting the provisions of SFAS No. 143.

Effective January 1, 2003, we adopted an accounting change for vendor allowances to comply with the guidelines issued by the Financial Accounting Standards Board’s Emerging Issues Task Force EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received From a Vendor.  Under the new guidance, vendor allowances reside in inventory with the product and are recognized when the product is sold, changing the timing of our recognition of these items.  This change resulted in a one-time, noncash, cumulative-effect adjustment of $4.7 million, or 8 cents per share.

(8)                     Income Taxes

Our estimated effective tax provision rate for the year ended December 31, 2004, was 37.5%, compared with an effective tax provision rate of 28.1% for the year ended December 31, 2003.  Before the special items discussed in Notes 3, 5 and 6 above, our estimated tax provision rate for the years ended December 31, 2004 and 2003, was 35.7%.

(9)                     Net Income (Loss) Per Common Share

Net income (loss) per common share was determined by dividing net income (loss), as adjusted, by weighted average shares outstanding.  For the three months ended December 31, 2004, and the year ended December 31, 2003, the computation of diluted income (loss) per share was antidilutive; therefore, amounts reported for basic and diluted income (loss) were the same.

	Three Months Ended
	December 31		September 30,
	2004	2003	2004
	(unaudited)
	(thousands, except per-share amounts)
BASIC
Income from continuing operations	$47,563	$12,040	$66,303
Preferred dividends (a)	(2,141)	(3,317)	(3,242)
Basic income before discontinued operations	45,422	8,723	63,061
Loss from discontinued operations	(46,868)	(5,172)	(4,134)
Basic income (loss)	$(1,446)	$3,551	$58,927

Average shares used to determine basic income (loss) per common share	88,240	65,313	86,864

Basic income (loss) per common share
Continuing operations	$0.51	$0.13	$0.73
Discontinued operations	(0.53)	(0.08)	(0.05)
Basic income (loss) per common share	$(0.02)	$0.05	$0.68

DILUTED
Basic income before discontinued operations	$45,422	$8,723	$63,061
Preferred dividends eliminated	—	3,317	3,242
Supplemental ESOP contribution	—	(3,007)	(2,971)
Diluted income before discontinued operations	45,422	9,033	63,332
Loss from discontinued operations	(46,868)	(5,172)	(4,134)
Diluted income (loss)	$(1,446)	$3,861	$59,198

Average shares used to determine basic income (loss) per common share	88,240	65,313	86,864
Restricted stock, stock options and other	—	1,582	1,982
Series D Convertible Preferred Stock	—	3,310	3,170
Average shares used to determine diluted income (loss) per common share	88,240	70,205	92,016

Diluted income (loss) per common share
Continuing operations	$0.51	$0.13	$0.69
Discontinued operations	(0.53)	(0.08)	(0.05)
Diluted income (loss) per common share	$(0.02)	$0.05	$0.64

	Year Ended December 31
	2004	2003
	(unaudited)
	(thousands, except per-share amounts)
BASIC

Income from continuing operations	$234,125	$35,380
Preferred dividends (a)	(11,917)	(13,061)
Basic income before discontinued operations and cumulative effect of accounting changes	222,208	22,319
Loss from discontinued operations	(61,067)	(18,305)
Cumulative effect of accounting changes, net of income tax	—	(8,803)
Basic income (loss)	$161,141	$(4,789)

Average shares used to determine basic income (loss) per common share	86,917	60,093

Basic income (loss) per common share
Continuing operations	$2.55	$0.37
Discontinued operations	(0.70)	(0.30)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Basic income (loss) per common share	$1.85	$(0.08)

DILUTED
Basic income before discontinued operations and cumulative effect of accounting changes	$222,208	$22,319
Preferred dividends eliminated	11,917	—
Supplemental ESOP contribution	(10,833)	—
Diluted income before discontinued operations and cumulative effect of accounting changes	223,292	22,319
Loss from discontinued operations	(61,067)	(18,305)
Cumulative effect of accounting changes, net of income tax	—	(8,803)
Diluted income (loss)	$162,225	$(4,789)

Average shares used to determine basic income (loss) per common share	86,917	60,093
Restricted stock, stock options and other	1,857	—
Series D Convertible Preferred Stock	2,880	—
Average shares used to determine diluted income (loss) per common share	91,654	60,093

Diluted income (loss) per common share
Continuing operations	$2.44	$0.37
Discontinued operations	(0.67)	(0.30)
Cumulative effect of accounting changes, net of income tax	—	(0.15)
Diluted income (loss) per common share	$1.77	$(0.08)

(a)                    Dividend attributable to our Series D Convertible Preferred Stock held by our ESOP (employee stock ownership plan) is net of a tax benefit.